As filed with the Securities and Exchange Commission on September 30, 2009
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
General Cable Corporation
(Exact name of Registrant as specified in its charter)

Delaware	06-1398235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Robert J. Siverd, Esq.
Executive Vice President, General Counsel and Secretary
General Cable Corporation	General Cable Corporation
4 Tesseneer Drive	4 Tesseneer Drive
Highland Heights, Kentucky 41076	Highland Heights, Kentucky 41076
(859) 572-8000	(859) 572-8000
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone number,
area code, of Registrant’s principal executive offices)	including area code, of agent for service)
copies to:
Alan H. Lieblich, Esq.
Timothy A. French, Esq.
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103-6998
(215) 569-5500
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount To Be		Offering Price		Aggregate Offering		Amount of
Securities To Be Registered	Registered		Per Security		Price		Registration Fee
Common Stock, $.01 par value per share	8,987,322	(1)(3)	$38.99	(2)(3)	$350,415,685	(2)(3)	— (3)

(1)	The number of shares of Common Stock registered hereunder is based upon the number of shares of Common Stock issuable upon conversation of the 0.875% Senior Convertible Notes due 2013 (the “Notes”) at the maximum, make whole conversion rate of 25.3164 shares of Common Stock per $1,000 principal amount of the Notes. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement shall include an indeterminate number of shares of Common Stock that may be issued or become issuable in connection with stock splits, stock dividends, recapitalizations or similar events.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the closing price of the Common Stock on the New York Stock Exchange on September 29, 2009.

(3)	Pursuant to Rule 415(a)(6) under the Securities Act, the prospectus included in this registration statement relates to the shares of Common Stock issuable upon conversion of the Notes and related Guarantees that were previously registered under Registration Statement No. 333-138511 on Form S-3ASR (the “Prior Registration Statement”) filed with the Commission on November 8, 2006. Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of Common Stock issuable upon conversion of the Notes and related Guarantees because no additional consideration is to be received in connection with the exercise of the conversion privilege. A registration fee of $38,520 was previously paid in connection with the filing of the Prior Registration Statement. Accordingly, the previous registration fee continues to apply for purposes of this Registration Statement. The offering of the shares of Common Stock issuable upon conversion of the Notes and related Guarantees on the Prior Registration Statement shall be deemed terminated as of the date hereof.

General Cable Corporation
8,987,322 Shares of Common Stock
          On November 15, 2006, we sold and issued $355,000,000 in aggregate principal amount of our 0.875% senior convertible notes due 2013, referred to as the notes in this prospectus, in an underwritten public offering pursuant to the Registration Statement No. 333-138511 that was filed with the Securities and Exchange Commission on November 8, 2006. The notes are guaranteed on an unsecured senior basis by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility, our 1.00% senior convertible notes due 2012, our senior floating rate notes due 2015 or our 7.125% senior fixed rate notes due 2017. The issuance of the shares issuable upon conversion of the notes and guarantees is being registered hereby.
          We will receive no proceeds from the issuance of the common stock.
          Our common stock is quoted on the New York Stock Exchange under the symbol “BGC.” On September 29, 2009, the closing price of our common stock on the New York Stock Exchange was $38.99 per share.

          Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 30, 2009.

*           *           *
          This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Information incorporated by reference is available without charge to prospective investors upon written request to us at General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, Attention: Chief Financial Officer, or by telephone at (859) 572-8000.
          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated by reference herein include forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “may,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. We commonly use forward-looking statements throughout this prospectus and the documents incorporated by reference herein regarding the following subjects:
•	this offering;

•	our business strategy, plans and objectives;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of available cash flow;

•	projected capital expenditures;

•	our future financial results and performance;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.
          Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, without limitation:
•	general economic conditions, particularly those in the construction, energy and information technology sectors;

•	increased exposure to political and economic developments, crises, instability, terrorism, civil strife, expropriation and other risks of doing business in foreign markets;

•	the impact of foreign currency fluctuations and changes in interest rates;

•	our ability to comply with foreign and U.S. laws and regulations applicable to our international operations, including the Foreign Corrupt Practices Act of 1977;

•	the cost and availability of raw materials, including copper, aluminum, polyethylene and petrochemicals;

•	our ability to increase our selling prices during periods of increasing raw material costs;

•	economic consequences arising from natural disasters and other similar catastrophes, such as floods, earthquakes, hurricanes and tsunamis;

•	our ability to negotiate extensions of labor agreements on acceptable terms and to successfully deal with any labor disputes;

•	our ability to increase manufacturing capacity and productivity;

•	the impact of technological changes;

•	changes in customer or distributor purchasing patterns in our business segments;

•	domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures;

•	our ability to continue our uncommitted accounts payable confirming arrangement and our accounts receivable financing arrangement for our European operations;

•	the financial impact of any future plant closures;

•	the impact of unexpected future judgments or settlements of claims and litigation;

•	our ability to successfully complete and integrate acquisitions and divestitures and our ability to realize expected cost savings or other perceived benefits of these transactions;

•	economic and political consequences resulting from terrorist attacks, war and political and social unrest;

•	our ability to achieve target returns on investments in our defined benefit pension plans;

•	our ability to avoid limitations on utilization of net losses for income tax purposes;

•	our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines;

•	our ability to pay dividends on our preferred stock;

•	our ability to make payments of interest and principal under the notes and under our other existing and future indebtedness, and to have sufficient available funds to effect conversions and repurchases of notes from time to time;

•	lowering of one or more debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition; and

•	other material factors.
          You should not place undue reliance on our forward-looking statements because the matters they describe are subject to risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders. Such factors include, without limitation, the following:
•	those identified under “Risk Factors;”

•	those identified from time to time in our public filings with the SEC;

•	the negative impact of economic slowdowns or recessions;

•	the effect of changes in interest rates;

•	the condition of the markets for our products;

•	our access to funding sources and our ability to renew, replace or add to our existing credit facilities on terms comparable to the current terms;

•	the impact of new state or federal legislation or court decisions on our operations; and

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market.

PROSPECTUS SUMMARY
          This summary highlights the information contained or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including “Risk Factors” and our financial statements and the notes to those financial statements, together with the documents incorporated by reference into this prospectus, before making a decision whether to invest in the common stock.
          In this prospectus, the “Company,” “General Cable,” “we,” “our,” and “us” refer to General Cable Corporation. With respect to the description of our business contained in this prospectus, such terms refer to General Cable Corporation and its subsidiaries on a consolidated basis.
General Cable Corporation
Overview
          We are a global leader in developing, designing, manufacturing, marketing, distributing and installing copper, aluminum and fiber optic wire and cable products. We have a strong market position in each of the segments in which we compete due to our product, geographic and customer diversity and our ability to operate as a low-cost provider. We sell a wide variety copper, aluminum and fiber optic wire and cable products, which we believe represents one of the most diversified product lines in the industry. As a result, we are able to offer our customers a single source for most of their wire and cable requirements. We manufacture our product lines in 47 facilities, including 2 facilities owned by companies in which we have an equity investment, and sell our products worldwide through our global operations. Technical expertise and implementation of Lean Six Sigma strategies have contributed to our ability to maintain our position as a low-cost provider.
          Our operations are divided into the following three reportable segments:
•	North America;

•	Europe and North Africa; and

•	Rest of World.
          The net sales for the fiscal year ended December 31, 2008 and the six fiscal months ended July 3, 2009 generated by each of our reportable segments (as a percentage of our total company results) were as follows:

	For the Fiscal	For the Six
	Year Ended	Fiscal Months
	December 31,	Ended July 3,
	2008	2009
	Percentage of	Percentage of
Reportable Segment	Net Sales	Net Sales
North America	35%	35%

Europe and North Africa	35%	36%

Rest of World	30%	29%

Total	100%	100%

*         *         *

          We are a Delaware corporation. Our principal executive offices are located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, and our telephone number is (859) 572-8000. Our website is located at www.generalcable.com. The information on our website is not part of, or incorporated by reference into, this prospectus.

The Offering
          The following summary contains basic information about our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.” We refer to the 0.875% Senior Convertible Notes due 2013 as the “notes” and the guarantees by certain of our subsidiaries of our obligations under the notes as the “guarantees.” For a more complete understanding of the notes and guarantees, please refer to the section of this prospectus entitled “Description of Notes.”

Securities Offered in this Prospectus	8,987,322 shares of common stock issuable upon conversion of the notes and guarantees.

Common Stock Outstanding as of September 25, 2009	51,980,323.

Common Stock Outstanding after the Offering assuming issuance of all shares of Common Stock	60,967,645.

Use of Proceeds	We will not receive any of the proceeds from the issuance of the common stock upon conversion of the notes and guarantees.

NYSE Trading Symbol	Our common stock is listed on the New York Stock Exchange under the symbol “BGC.”

Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus and other information included or incorporated by reference into this prospectus for a discussion of the factors you should consider carefully before deciding to invest in the common stock.

RISK FACTORS
          Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in or incorporated by reference into this prospectus before deciding whether to purchase our common stock. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Risks Related to Our Capital Stock
Our stock price has been and continues to be volatile, and our ability to pay dividends on our common stock is limited.
          The value of our securities may fluctuate as a result of various factors, such as:
•	announcements relating to significant corporate transactions;

•	operating and stock price performance of companies that investors deem comparable to us;

•	sales or the expectation of sales of a substantial number of shares of our common stock in the public market;

•	changes in government regulation or proposals relating thereto; and

•	general stock market fluctuations unrelated to our operating performance.
          In addition, we do not expect to pay cash dividends on our common stock in the foreseeable future. Payment of dividends on our common stock will depend on the earnings and cash flows of our business and that of our subsidiaries, and on our subsidiaries’ ability to pay dividends or to advance or repay funds to us. Before declaring any dividend, our board of directors will consider factors that ordinarily affect dividend policy, such as earnings, cash flow, estimates of future earnings and cash flow, business conditions, regulatory factors, our financial condition and other matters within its discretion, as well as contractual restrictions on our ability to pay dividends. We may not be able to pay dividends in the future or, if paid, we cannot assure you that the dividends will be in the same amount or with the same frequency as in the past.
          Under the Delaware General Corporation Law, we may pay dividends, in cash or otherwise, only if we have surplus in an amount at least equal to the amount of the relevant dividend payment. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, our senior secured credit facility and the indenture governing our senior floating rate notes due 2015 and our 7.125% senior fixed rate notes due 2017, referred to as our 2007 senior notes in this prospectus, limit our ability to pay cash dividends, including cash dividends on our common stock. In addition, the certificate of designations for our Series A preferred stock prohibits us from the payment of any cash dividends on our common stock if we are not current on dividend payments with respect to our Series A preferred stock. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends.
Future issuances of shares of our common stock may depress its market price.
          Sales of substantial numbers of additional shares of common stock, including shares of common stock underlying our convertible notes and shares of our outstanding Series A preferred stock, as well as sales of shares that may be issued in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Our amended and restated certificate of incorporation provides that we have authority to issue 200 million shares of common stock. As of September 25, 2009, there were approximately 52.0 million shares of common stock outstanding (net of treasury shares), approximately 1.2 million shares of common stock issuable upon the exercise of currently outstanding stock options and approximately 0.4 million shares of common stock issuable upon conversion of our outstanding Series A preferred stock. In addition, a maximum of approximately 9.0 million shares of common stock may be issuable upon conversion of the notes and guarantees, a maximum of approximately 7.0 million shares of common stock may be issuable due to the issuance of warrants we issued in connection with the offering of the notes and guarantees and a maximum of approximately 7.2 million shares of common stock may be issuable upon conversion of our 1.00% senior convertible notes due 2012, referred to as the 1.00% convertible notes in this prospectus. All of the shares of our common stock that could be issued pursuant to conversions of our convertible notes by holders who are not our affiliates will be freely tradable by such holders.
Our convertible note hedge and warrant transactions may affect the trading price of our common stock.
          In connection with the issuance of the notes, we entered into convertible note hedge transactions with one or more of the then participating underwriters or their affiliates, referred to as the counterparties in this prospectus. The convertible note hedge transactions are comprised of purchased call options and sold warrants. The purchased call options are expected to reduce our exposure to potential dilution upon the conversion of the notes. We also entered into warrant transactions with such counterparties. The sold warrants have an exercise price that is approximately 92.4% higher than the closing price of our common stock on the date the notes were priced. The warrants are expected to provide us with some protection against increases in our stock price over the conversion price per share. In connection with these transactions, the counterparties, or their affiliates:
•	may enter into various over-the-counter derivative transactions or purchase or sell our common stock in secondary market transactions; and

•	may enter into, or may unwind, various over-the-counter derivatives or purchase or sell our common stock in secondary market transactions, including during any conversion reference period with respect to a conversion of the notes.
          These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock. In addition, any hedging transactions by the counterparties, or their affiliates, including during any conversion reference period, may have an adverse impact on the trading price of our common stock. The counterparties, or their affiliates, are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments, including over-the-counter derivative instruments, that they may wish to use in connection with such hedging. In addition, we intend to exercise our purchased call options whenever the notes are converted, although we are not required to do so. In order to unwind any hedge positions with respect to our exercise of the purchased call options, the counterparties or their affiliates would expect to sell shares of common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for any notes that may be converted.
          The effect, if any, of these transactions and activities in connection with the notes on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the trading price of our common stock and, as a result, the number of shares and value of the common stock received upon conversion of our convertible notes.
Issuances of additional series of preferred stock could adversely affect holders of our common stock.
          Our board of directors is authorized to issue additional series of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.
Provisions in our constituent documents could make it more difficult to acquire our company.
          Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Under our amended and restated certificate of incorporation, only our board of directors may call special meetings of stockholders, and stockholders must comply with advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings. Directors may be removed by stockholders only for cause and only by the effective vote of at least 66 2/3% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. Additionally, the severance policy applicable to our executive officers may have the effect of making a change of control more expensive and, therefore, less attractive.
          Pursuant to our amended and restated certificate of incorporation, our board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, conversion rights, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established, as well as provisions related to our convertible notes that may entitle holders of those notes to receive make whole or other payments upon the consummation of a change of control or other fundamental transaction, could have the further effect of impeding or discouraging the acquisition of control of our company.
Risks Related to Our Business
Our net sales, net income and growth depend largely on the economic strength of the geographic markets that we serve, and if these markets become weaker, we would suffer decreased sales and net income.
          Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on power transmission and distribution infrastructures, industrial manufacturing assets, new construction and building, information technology and maintaining or reconfiguring their communications networks. Should the economic slowdown in the United States and European markets worsen or expand more fully to other parts of the world, we would suffer a decrease in sales and net income.
The markets for our products are highly competitive, and if we fail to invest in product development, productivity improvements and customer service and support, sales of our products could be adversely affected.
          The markets for copper, aluminum and fiber optic wire and cable products are highly competitive, and some of our competitors may have greater financial resources than ours. We compete with at least one major competitor with respect to each of our business segments. Many of our products are made to common specifications and therefore may be fungible with competitors’ products. Accordingly, we are subject to competition in many markets on the basis of price, delivery time, customer service and our ability to meet specific customer needs.
          We believe that competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Furthermore, an increase in imports of competing products could adversely affect our sales on a region by region basis.
Our business is subject to the economic, political and other risks of maintaining facilities and selling products in foreign countries.
          During the six fiscal months ended July 3, 2009, more than half of our sales and cash flows from operations were generated, and more than half of our assets were located, in markets outside North America. Our financial results may be adversely affected by significant fluctuations or devaluations in the value of the U.S. dollar against foreign currencies or by the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds. In addition, negative tax consequences relating to repatriating certain foreign currencies may adversely affect our cash flows.
          Furthermore, our foreign operations are subject to risks inherent in maintaining operations abroad, such as economic and political destabilization, international conflicts, restrictive actions by foreign governments, nationalizations or expropriations, changes in regulatory requirements, the difficulty of effectively managing diverse global operations, adverse foreign tax laws and the threat posed by potential international disease pandemics in countries that do not have the resources necessary to deal with such outbreaks. Over time, we intend to continue to expand our foreign operations, which would serve to exacerbate these risks and their potential effect on our business, financial position and results of operations. In particular, with the acquisition of the worldwide wire and cable business of Freeport-McMoRan Copper and Gold, Inc., which operated as Phelps Dodge International Corporation, referred to as PDIC in this prospectus, we have significant operations in countries in Central and South America, Africa and Asia. Economic and political developments in these countries, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, civil strife, international conflicts, changes in laws and regulations and expropriation or nationalization of property or other resources, could impact our operations or the market value of our common stock and have an adverse effect on our business, financial condition and results of operations. Although PDIC and its subsidiaries maintain political risk insurance related to its operations in a number of countries, any losses we may incur may not be covered by this insurance and, even if covered, such insurance may not fully cover such losses. In addition to these general risks, there are significant country specific risks including:
•	Brazil and other Latin American countries have historically experienced uneven periods of economic growth as well as recession, high inflation, currency devaluation and economic instability. The countries’ governments have been known to intervene in their respective economies, which have involved price controls, currency devaluations, capital controls and limits on imports.

•	Thailand recently experienced significant political and militant unrest in certain provinces. The country’s elected government was overthrown in September 2006, with an elected government only recently restored.

•	Venezuela has experienced difficult economic conditions, relatively high levels of inflation, and foreign exchange and price controls. The President of Venezuela has the authority to legislate certain areas by decree, and the Venezuelan government has nationalized or announced plans to nationalize certain industries and has sought to expropriate certain companies and property.

•	Algeria has a tumultuous past, characterized by violence and terrorism. The country’s government has been moderately successful in neutralizing these threats creating a more receptive political and social atmosphere.
Compliance with foreign and U.S. laws and regulations applicable to our international operations, including the Foreign Corruption Practices Act (FCPA), is difficult and may increase the cost of doing business in international jurisdictions.
          Various laws and regulations associated with our current international operations are complex and increase our cost of doing business. Furthermore, these laws and regulations expose us to fines and penalties if we fail to comply with them. These laws and regulations include import and export requirements, U.S. laws such as the FCPA, and local laws prohibiting corrupt payments to governmental officials. Although we have implemented policies and procedures designed to ensure compliance with these laws, there can be no assurance that our employees, contractors and agents will not take actions in violation of our policies, particularly as we expand our operations through organic growth and acquisitions. Any such violations could subject us to civil or criminal penalties, including substantial fines or prohibitions on our ability to offer our wire and cable products in one or more countries, and could also materially damage our reputation, our brand, our international expansion efforts, our business and our operating results. In addition, if we fail to address the challenges and risks associated with our international expansion and acquisition strategy, we may encounter difficulties implementing our strategy, which could impede our growth or harm our operating results.
Volatility in the price of copper and other raw materials, as well as fuel and energy, could adversely affect our businesses.
          The costs of copper and aluminum, the most significant raw materials we use, have been subject to considerable volatility over the past few years. Volatility in the price of copper, aluminum, polyethylene, petrochemicals, and other raw materials, as well as fuel, natural gas and energy, may in turn lead to significant fluctuations in our cost of sales. Additionally, sharp increases in the price of copper can also reduce demand if customers decide to defer their purchases of copper wire and cable products or seek to purchase substitute products. Although we attempt to recover copper and other raw material price changes either in the selling price of our products or through our commodity hedging programs, there is no assurance that we can do so successfully or at all in the future.
Interruptions of supplies from our key suppliers may affect our results of operations and financial performance.
          Interruptions of supplies from our key suppliers, including as a result of catastrophes such as hurricanes, earthquakes, floods or terrorist activities, could disrupt production or impact our ability to increase production and sales. All copper and aluminum rod used in our North American operations is externally sourced, and our largest supplier of copper rod accounted for approximately 89% of our North American purchases during the first six fiscal months of 2009, while our largest supplier of aluminum rod accounted for approximately 87% of our North American purchases during the first six fiscal months of 2009. Our European operations purchase copper and aluminum rod from many suppliers with each supplier generally providing a small percentage of the total copper and aluminum rod purchased while operations in ROW internally produce the majority of their copper and aluminum rod production needs and obtain cathode and ingots from various sources with each supplier generally providing a small percentage of the total amount of raw materials purchased. Any unanticipated problems with our copper or aluminum rod suppliers could have a material adverse effect on our business. Additionally, we use a limited number of sources for most of the other raw materials that we do not produce. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail to continue the supply of material or components for any reason, including their business failure, inability to obtain raw materials or financial difficulties. Moreover, identifying and accessing alternative sources may increase our costs.
Failure to negotiate extensions of our labor agreements as they expire may result in a disruption of our operations.
          As of July 3, 2009, approximately 49% of our employees were represented by various labor unions. From January 1, 2004 to July 3, 2009, we have experienced only two strikes, which were settled on satisfactory terms. There have been no strikes during the six fiscal months ended July 3, 2009.
          We are party to labor agreements with unions that represent employees at many of our manufacturing facilities. In the United States, Canada, Chile, Thailand, Venezuela and Zambia, labor agreements expired at seven facilities during the first six fiscal months of 2009, representing approximately 9% of total employees as of July 3, 2009, and agreements at seven facilities will expire in 2010, representing approximately 14% of total employees as of July 3, 2009. During the first six fiscal months of 2009, we successfully renegotiated three labor agreements and continue to negotiate the remaining four labor agreements. Labor agreements are generally negotiated on an annual or bi-annual basis unless otherwise noted above and the risk exists that labor agreements may not be renewed on reasonably satisfactory terms to us or at all. We cannot predict what issues may be raised by the collective bargaining units representing our employees and, if raised, whether negotiations concerning such issues will be successfully concluded. A protracted work stoppage could result in a disruption of our operations which could, in turn, adversely affect our ability to deliver certain products and our financial results.

Our inability to continue to achieve productivity improvements may result in increased costs.
          Part of our business strategy is to increase our profitability by lowering costs through improving our processes and productivity. In the event we are unable to continue to implement measures improving our manufacturing techniques and processes, we may not achieve desired efficiency or productivity levels and our manufacturing costs may increase. In addition, productivity increases are related in part to factory utilization rates. Unanticipated decreases in utilization rates may adversely impact productivity.
Changes in industry standards and regulatory requirements may adversely affect our business.
          As a manufacturer and distributor of wire and cable products for customers that operate in various industries, we are subject to a number of industry standard-setting authorities, such as Underwriters Laboratories, the Telecommunications Industry Association, the Electronics Industries Association, the International Electrotechnical Commission and the Canadian Standards Association. In addition, many of our products are subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event that we are unable to meet any such new or modified standards when adopted, our business could be adversely affected.
          In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. The Energy Policy Act of 2005 was enacted to establish a comprehensive, long-range national energy policy. Among other things, it provides tax credits and other incentives for the production of traditional sources of energy, as well as alternative energy sources, such as wind, wave, tidal and geothermal power generation systems. Although we believe this legislation has had a positive impact on us and our financial results, we cannot be certain that this impact will continue. Further, we cannot predict the impact, either positive or negative, that changes in laws or industry standards may have on our future financial results, cash flows or financial position.
Advancing technologies, such as fiber optic and wireless technologies, may continue to make some of our products less competitive.
          Technological developments continue to have an adverse effect on elements of our business. For example, a continued increase in the rate of installations using fiber optic systems or an increase in the cost of copper-based systems may have an adverse effect on our business. While we do manufacture and sell fiber optic cables, any further acceleration in the erosion of our sales of copper cables due to increased market demand for fiber optic cables would most likely not be offset by an increase in sales of our fiber optic cables.
          Also, advancing wireless technologies, as they relate to network and communications systems represent an alternative to certain copper cables we manufacture and may reduce customer demand for premise wiring. Traditional telephone companies are facing increasing competition within their respective territories from, among others, providers of voice over Internet protocol, referred to as VoIP in this prospectus, and wireless carriers. Wireless communications depend heavily on a fiber optic backbone and do not depend as much on copper-based systems. The increased acceptance and use of VoIP and wireless technology, or introduction of new wireless or fiber-optic based technologies, continues to have an adverse effect on the marketability of our products and our profitability. Our sales of copper premise cables currently face downward pressure from wireless and VoIP technology, and the increased acceptance and use of these technologies has heightened this pressure and the potential negative impact on our results of operations.
We are substantially dependent upon distributors and retailers for non-exclusive sales of our products and they could cease purchasing our products at any time.
          During 2008 and the first six fiscal months of 2009, approximately 38% and 35%, respectively, of our domestic net sales were made to independent distributors and four and three, respectively, of our ten largest customers were distributors. Distributors accounted for a substantial portion of sales of our communications- and industrial-related products. During 2008 and the first six fiscal months of 2009, approximately 10% and 12%, respectively, of our domestic net sales were to retailers. The two largest retailers combined to account for approximately 2% of our worldwide net sales in each of 2008 and the first six fiscal months of 2009.
          These distributors and retailers are not contractually obligated to carry our product lines exclusively or for any period of time. Therefore, these distributors and retailers may purchase products that compete with our products or cease purchasing our products at any time. The loss of one or more large distributors or retailers could have a material adverse effect on our ability to bring our products to end users and on our results of operations. Moreover, a downturn in the business of one or more large distributors or retailers could adversely affect our sales and could create significant credit exposure.
In each of our markets, we face pricing pressures that could adversely affect our results of operations and financial performance.
          We face pricing pressures in each of our markets as a result of significant competition or over-capacity. While we continually work toward reducing our costs to respond to the pricing pressures that may continue, we may not be able to achieve proportionate reductions in costs. As a result of over-capacity and economic and industry downturn, pricing pressures have increased in the last several quarters. While we generally have been successful in raising prices to recover increased raw material costs, pricing pressures have continued through the first six fiscal months of 2009, and price volatility is expected for the foreseeable future. Further pricing pressures, without offsetting cost reductions, could adversely affect our financial results.
If either our uncommitted accounts payable confirming arrangement or our accounts receivable financing arrangement for our European operations is cancelled, our liquidity may be negatively impacted.
          Our Spanish operations participate in accounts payable confirming arrangements with several European financial institutions. We negotiate payment terms with suppliers of generally 180 days and submit invoices to the financial institutions with instructions for the financial institutions to transfer funds from our Spanish operations’ accounts on the due date (on day 180) to the receiving parties to pay the invoices in full. As of July 3, 2009, the arrangements had a maximum availability limit of the equivalent of approximately $431.2 million, of which approximately $192.7 million was drawn. We also have approximately $138.4 million available under uncommitted, Euro-denominated facilities in Europe, which allow us to sell at a discount, with no or limited recourse, a portion of our accounts receivable to financial institutions. As of July 3, 2009, we have drawn approximately $34.3 million from these accounts receivable facilities. We do not have firm commitments from these institutions to purchase our accounts receivable. Should the availability under these arrangements be reduced or terminated, we may be required to repay the outstanding obligations over 180 days and may have to seek alternative arrangements. We cannot assure you that alternate arrangements will be available on favorable terms or at all. Failure to obtain alternative arrangements in such case would negatively impact our liquidity.
We are exposed to counterparty risk in our hedging arrangements.
          From time to time we enter into arrangements with financial institutions to hedge our exposure to fluctuations in commodity prices, currency and interest rates, including forward contracts and swap agreements. Recently, a number of financial institutions similar to those that serve as counterparties to our hedging arrangements have been adversely affected by the global credit crisis. The failure of one or more counterparties to our hedging arrangements to fulfill or renew their obligations to us could adversely affect our results of operations.
As a result of market and industry conditions, we may be required to recognize impairment charges for our long-lived assets including goodwill or in the event we close additional plants.
          In accordance with generally accepted accounting principles, we periodically assess our assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to our business, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may result in impairments to goodwill and other long-lived assets. Future impairment charges could significantly affect our results of operations in the period recognized.

          During the fourth quarter of 2007, we rationalized outside plant telecommunication products manufacturing capacity due to continued declines in telecommunications cable demand. We closed a portion of our telecommunications capacity located primarily at our Tetla, Mexico facility and have taken a pre-tax charge to write-off certain production equipment of $6.6 million. This action has freed approximately 100,000 square feet of manufacturing space, which has been converted and is being utilized for other products for the Central and South American markets. Future rationalization of plant manufacturing capacity could result in charges that affect our results of operations in the period recognized.
As a result of market and industry conditions, we may be required to reduce our recorded inventory values, which would result in charges against income.
          If, as a result of volatile copper prices, we are not able to recover the LIFO value of our inventory in a period when replacement costs are lower than the LIFO value of the inventory, we would be required to take a charge to recognize an adjustment of LIFO inventory to market value. If LIFO inventory quantities are reduced in a future period when replacement costs exceed the LIFO value of the inventory, we would experience an increase in reported earnings. Conversely, if LIFO inventory quantities are reduced in a future period when replacement costs are lower than the LIFO value of the inventory, we would experience a decline in reported earnings.
We are subject to certain asbestos litigation and unexpected judgments or settlements that could have a material adverse effect on our financial results.
          There are 1,128 pending non-maritime asbestos cases involving our subsidiaries. The majority of these cases involve plaintiffs alleging exposure to asbestos-containing cable manufactured by our predecessors. In addition to our subsidiaries, numerous other wire and cable manufacturers have been named as defendants in these cases. Our subsidiaries have also been named, along with numerous other product manufacturers, as defendants in 33,550 suits in which plaintiffs alleged that they suffered an asbestos-related injury while working in the maritime industry. These cases are referred to as MARDOC cases and are currently managed under the supervision of the U.S. District Court for the Eastern District of Pennsylvania. On May 1, 1996, the District Court ordered that all pending MARDOC cases be administratively dismissed without prejudice and the cases cannot be reinstated, except in certain circumstances involving specific proof of injury. We cannot assure you that any judgments or settlements of the pending non-maritime and/or MARDOC asbestos cases or any cases which may be filed in the future will not have a material adverse effect on our financial results, cash flows or financial position. Moreover, certain of our insurers may become financially unstable and in the event one or more of these insurers enter into insurance liquidation proceedings, we will be required to pay a larger portion of the costs incurred in connection with these cases.
Environmental liabilities could potentially adversely impact us and our affiliates.
          We are subject to federal, state, local and foreign environmental protection laws and regulations governing our operations and the use, handling, disposal and remediation of hazardous substances currently or formerly used by us and our affiliates. A risk of environmental liability is inherent in our and our affiliates’ current and former manufacturing activities in the event of a release or discharge of a hazardous substance generated by us or our affiliates. Under certain environmental laws, we could be held jointly and severally responsible for the remediation of any hazardous substance contamination at our facilities and at third party waste disposal sites and could also be held liable for any consequences arising out of human exposure to such substances or other environmental damage. We and our affiliates have been named as potentially responsible parties in proceedings that involve environmental remediation. There can be no assurance that the costs of complying with environmental, health and safety laws and requirements in our current operations or the liabilities arising from past releases of, or exposure to, hazardous substances, will not result in future expenditures by us that could materially and adversely affect our financial results, cash flows or financial condition.
Growth through acquisition has been a significant part of our strategy and we may not be able to successfully identify or integrate acquisitions.
          Growth through acquisition has been, and is expected to continue to be, a significant part of our strategy. We regularly evaluate possible acquisition candidates. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms. Potential acquisitions may require us to issue additional shares of stock or obtain additional or new financing. The issuance of shares of our common or preferred stock in connection with potential acquisitions may dilute the value of shares held by our then existing equity holders. Further, we cannot assure you that we will be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits originally expected from such acquisitions.
We have assumed substantially all of the liabilities of the PDIC operations, which may expose us to additional risks and uncertainties that we would not face if the acquisition had not occurred.
          As a result of the PDIC acquisition, we succeeded to substantially all of the liabilities associated with the wire and cable business we acquired, which may include, without limitation:
•	environmental risks and liabilities related to the operation of the acquired assets;

•	risks associated with these operations in various foreign countries, including in Brazil, China, Colombia, India, Thailand, Venezuela and Zambia;

•	existing product liability claims with respect to the acquired wire and cable products;

•	other existing litigation and tax liabilities involving the acquired wire and cable business;

•	issues relating to compliance with the Sarbanes-Oxley Act of 2002, including issues relating to internal control over financial reporting, or other applicable laws;

•	issues related to debt assumed in connection with the acquisition; and

•	employee and employee benefit liabilities.
          In addition to the risks set forth above, we may discover additional information, risks or uncertainties about this business that may adversely affect us. An acquisition of operations in many foreign countries, such as this acquisition, makes it extremely difficult for the acquirer to discover and adequately protect itself against all potentially adverse liabilities, risks or uncertainties that exist or may arise. Based on all of the foregoing liabilities, risks and uncertainties, there can be no assurance that the acquisition will not, in fact, have a negative impact on our financial results.
          Subject to certain limitations and exceptions, the stock purchase agreement we entered into in connection with the acquisition provides us with indemnification rights for losses we incur in connection with:
•	a breach by the sellers of specified representations and warranties;

•	a breach by the sellers of a covenant in the stock purchase agreement; or

•	specified environmental and tax liabilities.
          Our right to seek indemnification for such losses is limited by the terms of the stock purchase agreement, which requires us to absorb specified amounts of losses before we may seek indemnification. Moreover, the maximum amount of indemnity we may seek under the stock purchase agreement is limited. Furthermore, it may be extremely difficult for us to prove that a loss we incur was caused by a specified breach of a covered representation or warranty or covenant. Except in the case of fraud and as to available equitable remedies, our right to seek indemnification will be the exclusive remedy we may pursue under the stock purchase agreement for any losses we incur in connection with the acquisition.

          If we are unable to prove a breach of a representation, warranty or covenant necessary to support an indemnification claim, if a claim or loss we incur is not covered by these indemnification provisions, or if the total amount of liabilities and obligations we incur in the acquisition exceeds the amount of indemnification provided, we may be responsible to pay unforeseen additional expenses and costs. Furthermore, any claim by us for indemnification under the stock purchase agreement may be contested, which could have the effect of delaying or ultimately preventing our receipt of remuneration for such a claim. As a result, our business may be materially adversely affected and our stock price could decline.
Terrorist attacks and other attacks or acts of war may adversely affect the markets in which we operate and our profitability.
          The attacks of September 11, 2001 and subsequent events, including the military actions in Afghanistan, Iraq and elsewhere in the Middle East, have caused and may continue to cause instability in our markets and have led and may continue to lead to, further armed hostilities or further acts of terrorism worldwide, which could cause further disruption in our markets. Acts of terrorism and those of guerilla groups or drug cartels may impact any or all of our facilities and operations, or those of our customers or suppliers and may further limit or delay purchasing decisions of our customers. Depending on their magnitude, these or similar acts could have a material adverse effect on our business, financial results, cash flows and financial position.
          We carry insurance coverage on our facilities of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We continue to monitor the state of the insurance market in general and the scope and cost of coverage for acts of terrorism and similar acts in particular, but we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. Currently, we do not carry terrorism insurance coverage. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged facilities, as well as the anticipated future net sales from those facilities. Depending on the specific circumstances of each affected facility, it is possible that we could be liable for indebtedness or other obligations related to the facility. Any such loss could materially and adversely affect our business, financial results, cash flows and financial position.
If we fail to retain our key employees, our business may be harmed.
          Our success has been largely dependent on the skills, experience and efforts of our key employees and the loss of the services of any of our executive officers or other key employees, without a properly executed transition plan, could have an adverse effect on us. The loss of our key employees who have intimate knowledge of our manufacturing process could lead to increased competition to the extent that those employees are hired by a competitor and are able to recreate our manufacturing process. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.
Declining returns in the investment portfolio of our defined benefit pension plans and changes in actuarial assumptions could increase the volatility in our pension expense and require us to increase cash contributions to the plans.
          We sponsor defined pension plans around the world. Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets and discount rate. The use of these assumptions makes our pension expense and our cash contributions subject to year-to-year volatility. As of December 31, 2008, 2007 and 2006, the defined benefit pension plans were underfunded by approximately $122.2 million, $72.5 million and $35.7 million, respectively, based on the actuarial methods and assumptions utilized for purposes of the applicable accounting rules and interpretations. We have experienced volatility in our pension expense and in our cash contributions to our defined benefit pension plans. Pension expense for our defined benefit pension plans increased from $4.0 million for the first six fiscal months of 2008 to $8.1 million for the first six fiscal months of 2009, and our required cash contributions for each period were $2.2 million and $3.6 million, respectively. We estimate our 2009 pension expense for our defined benefit pension plans will increase approximately $8.5 million from 2008. In the event that actual results differ from the actuarial assumptions or actuarial assumptions are changed, the funded status of our defined benefit pension plans may change and any such deficiency could result in additional charges to equity and an increase in future pension expense and cash contributions.

An ownership change could result in a limitation of the use of our net operating losses.
          As of December 31, 2008, we had U.S. net operating losses, referred to as NOL in this prospectus, carryforwards of approximately $5.4 million that are subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Code in this prospectus. This NOL carryforward is scheduled to expire at December 31, 2009. Our ability to utilize this NOL carryforward, including any future NOL carryforwards that may arise, may be further limited by Section 382 if we undergo an ownership change as a result of the sale of our stock by holders of our equity securities or as a result of subsequent changes in the ownership of our outstanding stock. We would undergo an ownership change if, among other things, the stockholders, or group of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50 percentage points over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses. The limitation imposed by Section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate in effect at the time of the ownership change. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present in assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change.
Risks Related to Our Debt
Our substantial indebtedness could adversely affect our business and financial condition.
          We have a significant amount of debt. As of July 3, 2009, we had $1,253.1 million of debt outstanding, $129.8 million of which was secured indebtedness, and $305.6 million of additional borrowing capacity available under our amended senior secured credit facility, referred to as the amended credit facility in this prospectus, $62.9 million of additional borrowing capacity under our Spanish subsidiary’s revolving credit facility, referred to as the Spanish credit facility in this prospectus, approximately $48.2 million of additional borrowing capacity under agreements related to E.C.N. Cable Group, S.L., referred to as ECN Cable in this prospectus, and approximately $327.6 million of additional borrowing capacity under our various credit agreements related to PDIC, subject to certain conditions. As of July 3, 2009, we had $387.4 million of 1.00% convertible notes outstanding (net of debt discount of $87.6 million), $269.7 million of 0.875% convertible notes outstanding (net of debt discount of $85.3 million), together with our 1.00% convertible notes, the convertible notes, $125.0 million of senior floating rates notes due 2015 outstanding, referred to as our senior floating rate notes in this prospectus, and $200.0 million of 7.125% senior fixed rate notes due 2017 outstanding, referred to as our 7.125% senior fixed rate notes in this prospectus, and together with the senior floating rate notes, the 2007 senior notes. Subject to the terms of the amended credit facility, our Spanish subsidiary’s term loan, referred to as the Spanish term loan in this prospectus, and Spanish credit facility and the indentures governing our convertible notes and the 2007 senior notes, we may also incur additional indebtedness, including secured debt, in the future.
          The degree to which we are leveraged could have important adverse consequences to us, limiting management’s choices in responding to business, economic, regulatory and other competitive conditions. In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing, which may be influenced by economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our indebtedness could also adversely affect our financial position.
          We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if our convertible notes are converted. We will be required to pay to the holder of a convertible note a cash payment equal to the lesser of the principal amount of the notes being converted or the conversion value of those notes. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the convertible notes upon conversion. A failure to pay the required cash consideration would be an event of default under the indentures governing the convertible notes, which could lead to cross-defaults under our other indebtedness.
          In connection with the incurrence of indebtedness under our amended credit facility, the lenders under that facility have received a pledge of all of the capital stock of our existing domestic subsidiaries and Canadian subsidiaries and any future domestic and Canadian subsidiaries. Additionally, these lenders have a lien on substantially all of our domestic and Canadian assets, including our existing and future accounts receivable, cash, general intangibles, investment property and real property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under our amended credit facility, the lenders with respect to this facility would be entitled to foreclose on substantially all of our domestic and Canadian assets and to liquidate these assets.
The agreements that govern our secured indebtedness and our 2007 senior notes contain various covenants that limit our discretion in the operation of our business.
          The agreements and instruments that govern our secured indebtedness and our 2007 senior notes contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:
•	incur more debt;

•	create liens;

•	make certain investments and payments;

•	pay dividends, purchase company stock or make other distributions;

•	enter into transactions with affiliates;

•	make acquisitions;

•	merge or consolidate; and

•	transfer or sell assets.
          Our ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with and maintain the financial tests and ratios required by this senior indebtedness. Any failure by us to comply with and maintain all applicable financial tests and ratios and to comply with all applicable covenants could result in an event of default with respect to, the acceleration of the maturity of, and the termination of the commitments to make further extension of credit under, a substantial portion of our debt. Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities.
Failure to comply with covenants and other provisions in our existing or future financing arrangements could result in cross-defaults under some of our financing arrangements, which cross-defaults could jeopardize our ability to satisfy our obligations.
          Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may also amend the provisions and limitations of our credit facilities from time to time.
          Certain portions of our debt contain prepayment or acceleration rights at the election of the holders upon a covenant default or change in control, which acceleration rights, if exercised, could constitute an event of default under other portions of our debt. It is possible that we would be unable to fulfill all of these obligations simultaneously.
Our ability to pay principal and interest on outstanding indebtedness depends upon our receipt of dividends or other intercompany transfers from our subsidiaries, and claims of creditors of our subsidiaries that do not guarantee our indebtedness will have priority over claims with respect to the assets and earnings of those subsidiaries.
          We are a holding company and substantially all of our properties and assets are owned by, and all our operations are conducted through, our subsidiaries. As a result, we are dependent upon cash dividends and distributions or other transfers from our subsidiaries to meet our debt service obligations, including payment of the interest on and principal of our indebtedness when due, and other obligations. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate, tax and other laws and regulations in the United States and abroad and agreements made by us and our subsidiaries, including under the terms of our existing and potentially future indebtedness.
          In addition, claims of creditors, including trade creditors, of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, except to the extent the claims of our creditors are guaranteed by these subsidiaries. Certain of our indebtedness may be guaranteed by only some of our subsidiaries. In the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of such indebtedness will not receive any amounts from our non-guarantor subsidiaries with respect to such indebtedness until after the payment in full of the claims of the creditors of those subsidiaries.
A downgrade in our financial strength or credit ratings could limit our ability to conduct our business or offer and sell additional debt securities, and could hurt our relationships with creditors.
          Nationally recognized statistical rating organizations rate the credit risk associated with certain of our debt. Ratings are not recommendations to buy or sell our securities. We may, in the future, incur indebtedness with interest rates that may be affected by changes in or other actions associated with our credit ratings. Each of the rating agencies reviews its ratings periodically, and previous ratings for our debt may not be maintained in the future. Rating agencies may also place us under review for potential downgrade in certain circumstances or if we seek to take certain actions. A downgrade of our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings, or other negative action, could make it more difficult for us to raise capital to refinance any maturing debt obligations, to support business growth and to maintain or improve the current financial strength of our business and operations.

USE OF PROCEEDS
          We will not receive any of the proceeds from the sale of the shares of common stock issuable upon the conversion of the notes and guarantees.

MARKET FOR OUR COMMON STOCK AND DIVIDENDS
          Our common stock is listed on the New York Stock Exchange under the symbol “BGC.” The following table sets forth the high and low sales price and dividends declared per share of our common stock during the periods shown.

	Common Stock
	High	Low	Dividends
Year Ended December 31, 2007:
First Fiscal Quarter	$55.66	$42.25	$—
Second Fiscal Quarter	79.23	51.82	—
Third Fiscal Quarter	84.95	48.16	—
Fourth Fiscal Quarter	83.50	62.16	—
Year Ended December 31, 2008:
First Fiscal Quarter	$73.93	$47.88	$—
Second Fiscal Quarter	75.00	57.84	—
Third Fiscal Quarter	63.95	32.96	—
Fourth Fiscal Quarter	38.00	6.73	—
Year Ending December 31, 2009:
First Fiscal Quarter	$23.64	$12.77	—
Second Fiscal Quarter	41.69	21.02	—
Third Fiscal Quarter (through September 29, 2009)	42.73	32.13	—
          On September 29, 2009, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $38.99 per share. As of September 25, 2009, there were approximately 1,828 holders of record of our common stock.
          We paid a $0.05 per share dividend on our common stock each quarter beginning in the fourth quarter of 1997 and through the third quarter of 2002. In October 2002, as a result of an amendment to our then existing credit facility, our board of directors suspended the payment of the quarterly cash dividends on our common stock. The future payment of dividends on our common stock is subject to:
•	the discretion of our board of directors;

•	restrictions under our outstanding Series A preferred stock and the indenture governing our 2007 senior notes;

•	limitations under our amended credit facility;

•	provisions of the indentures governing our convertible notes and our 2007 senior notes; and

•	the requirements of the Delaware General Corporation Law.
          Furthermore, our ability to pay dividends on our common stock will depend upon general business conditions, our financial performance and other factors our board of directors may consider relevant. We do not expect to pay cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK
Authorized Capital Stock
          Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share, of which 2,070,000 shares have been designated as Series A preferred stock. As of September 25, 2009, there were approximately 52.0 million shares of common stock outstanding (net of treasury shares) held of record by approximately 1,828 stockholders. As of September 25, 2009, there were 76,202 shares of Series A preferred stock outstanding held of record by one stockholder. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated by-laws, which we have filed previously with the SEC. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”
Common Stock
          Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock, if any. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock, if any, then outstanding.
Preferred Stock
          Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 25,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any additional series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems the preferred stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock.
          We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our capital stock may then be listed.
          These provisions give our board of directors the power to approve the issuance of a series of preferred stock, or an additional series of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Also, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Series A Preferred Stock
Ranking
          The Series A preferred stock ranks senior to all of our “junior stock,” which is our common stock, and each other class or series of our capital stock that has terms which do not expressly provide that such class or series will rank senior to or on parity with the Series A preferred stock.
Dividends
          Dividends accrue on the Series A preferred stock at the rate of 5.75% per year and are payable quarterly in arrears on February 24, May 24, August 24 and November 24 of each year. Dividends are payable in cash, shares of our common stock, or a combination of cash and common stock. If we do not pay a dividend on a dividend payment date, then, until all accumulated dividends have been declared and paid or declared and set apart for payment, we may not take any of the following actions with respect to any of our junior stock:
•	declare or pay any dividend or make any distribution of assets on any junior stock, except that we may pay dividends in shares of our junior stock and pay cash in lieu of fractional shares in connection with any such dividend; or

•	subject to certain exceptions, redeem, purchase or otherwise acquire any junior stock.
Liquidation Preference
          Upon our voluntary or involuntary liquidation, dissolution or winding-up, each holder of shares of Series A preferred stock will be entitled to payment, out of our assets legally available for distribution, of an amount equal to the liquidation preference, initially $50.00 per share, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to, but excluding, the date of liquidation, dissolution or winding-up, before any distribution is made on any junior stock, including our common stock. If the amounts payable with respect to shares of Series A preferred stock and all other parity stock are not paid in full, the holders of shares of Series A preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid and accumulated dividends to which each such holder is entitled. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor our consolidation, merger or amalgamation with or into any other entity, or the consolidation, merger or amalgamation of any other entity with or into us will be deemed to be our voluntary or involuntary liquidation, dissolution or winding-up.
Voting Rights
          Holders of the Series A preferred stock are not entitled to any voting rights except as required by law and as set forth in this section. So long as any shares of Series A preferred stock remain outstanding, we shall not, without the consent of the holders of at least two-thirds of the shares of Series A preferred stock outstanding at the time:
•	issue shares of or increase the authorized number of shares of any senior stock; or

•	amend our amended and restated certificate of incorporation or the resolutions contained in the certificate of designations, whether by merger, consolidation or otherwise, if the amendment would alter or change any power, preference or special right of the outstanding Series A preferred stock in any manner materially adverse to the interests of the holders thereof.
          Notwithstanding the foregoing, any increase in the authorized number of shares of common stock or Series A preferred stock or the authorization and issuance of junior stock or other parity stock, including those with voting or redemption rights that are different than the voting or redemption rights of the Series A preferred stock, shall not be deemed to be an amendment that alters or changes such powers, preferences or special rights in any manner materially adverse to the interests of the holders of the Series A preferred stock.
          If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series A preferred stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Series A preferred stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of the Series A preferred stock may request that we call a special meeting of the holders of Series A preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of Series A preferred stock can call such a meeting. If all accumulated dividends on the Series A preferred stock have been paid in full and dividends for the current quarterly dividend period have been paid, the holders of our Series A preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.
          In any case where the holders of our Series A preferred stock are entitled to vote, each holder of our Series A preferred stock will be entitled to one vote for each share of Series A preferred stock.
Number of Directors; Removal; Vacancies
          The amended and restated certificate of incorporation and the amended and restated by-laws provide that the number of directors shall not be less than three nor more than nine and shall be determined from time to time exclusively by a vote of a majority of our board of directors then in office. The amended and restated certificate of incorporation also provides that our board of directors shall have the exclusive right to fill vacancies, including vacancies created by expansion of our board of directors. Furthermore, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock with respect to any directors elected by the holders of such class or series, directors may be removed by our stockholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the amended and restated certificate of incorporation authorizing our board of directors to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
          Under our amended and restated certificate of incorporation, our board of directors is divided into three classes serving staggered three-year terms. Each class is to be as nearly equal in number as reasonably possible. The initial term of office of Class I directors expired at our 1998 annual meeting of stockholders, the initial term of Class II directors expired at our 1999 annual meeting of stockholders, and the initial term of Class III directors expired at our 2000 annual meeting of stockholders. Directors elected to succeed directors whose terms have expired have a term of office lasting three years and until their successors are elected and qualified or until their earlier resignation or removal.
No Stockholder Action by Written Consent; Special Meetings
          The amended and restated certificate of incorporation provides that, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The amended and restated certificate of incorporation also provides that special meetings of the stockholders can only be called pursuant to a resolution approved by a majority of our board of directors then in office. Stockholders are not permitted to call a special meeting of stockholders.
Advance Notice for Raising Business or Making Nominations at Meetings
          The amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before a meeting of our stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.
          To be timely, notice of nominations or other business to be brought before an annual meeting must be received by our Secretary at our principal executive offices no later than 60 days prior to the date of such annual meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to our Secretary at the principal executive office no later than the close of business on the 15th day following the day on which notice of the date of a special meeting of stockholders was given. The notice of any nomination for election as a director must set forth:
•	the name, date of birth, business and residence address of the person or persons to be nominated;

•	the business experience during the past five years of such person or persons; including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience;

•	a description of all direct and indirect compensation and other material monetary and non-monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder submitting the nomination notice and any stockholder associated person acting in concert with such person, on the one hand, and each proposed nominee and any stockholder associated person acting in concert with such nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the nominating stockholder and any beneficial owner on whose behalf the nomination is made, if any, or any stockholder associated person acting in concert therewith, were the “registrant” for purposes of such Item and the nominee were a director or executive officer of such registrant;

•	whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interest or other equity interest of any corporation, partnership or other entity;

•	any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended;

•	whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee;

•	any other information relating to such person or persons that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	the consent of each such person to be named in a proxy statement as a nominee and to serve as a director if elected.

          The person submitting the notice of nomination, and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on our books (if they so appear), and the class and number of shares of our capital stock that are beneficially owned by them.
Amendments to Amended and Restated By-Laws
          The amended and restated certificate of incorporation provides that our board of directors or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal our amended and restated by-laws.
Amendment of the Amended and Restated Certificate of Incorporation
          Any proposal to amend, alter, change or repeal any provision of the amended and restated certificate of incorporation, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock and which relate to such class or series of preferred stock, requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any proposal to amend, alter, change or repeal the provisions of the amended and restated certificate of incorporation relating to:
•	the classification of our board of directors;

•	the removal of directors;

•	the prohibition of stockholder action by written consent or stockholder calls for special meetings;

•	the amendment of amended and restated by-laws; or

•	the amendment of the amended and restated certificate of incorporation requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.
Delaware Business Combination Statute
          Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws and of Delaware law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise. We are governed by the provisions of Section 203 of the Delaware General Corporation Law, which defines a person who owns (or within three years, did own) 15% or more of a company’s voting stock as an “interested stockholder.” Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period commencing three years from the date in which the person became an interested stockholder, unless:
•	the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

•	at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66 2/3% of the outstanding voting stock approving the transaction.
          Section 203 could prohibit or delay mergers or other takeover attempts against us, and accordingly, may discourage attempts to acquire us through a tender offer, proxy contest or otherwise.

Transfer Agent and Registrar
          The transfer agent and registrar for our common stock and our Series A preferred stock is National City Bank.

DESCRIPTION OF NOTES
          We issued the notes under the indenture, dated as of November 15, 2006, among General Cable Corporation, as issuer, the guarantors named therein and U.S. Bank National Association, as trustee. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which you are urged to read because they, and not this “Description of Notes,” define a note holder’s rights. A copy of the indenture, including a form of the notes, is available upon request to us. As used in this “Description of Notes,” the words “the company,” “we,” “us,” “our” or “General Cable” refer only to General Cable Corporation and do not include any of our current or future subsidiaries. As used in this “Description of Notes,” all references to our common stock are to our common stock, par value $0.01 per share. See “Description of Capital Stock.”
General
          The notes are limited to $355.0 million in aggregate principal amount and will mature on November 15, 2013. The notes were issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.
          The notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility (as defined below) or under our 1.00% convertible notes, our senior floating rate notes, or our 7.125% senior notes, together with the 1.00% convertible notes and the senior floating rate notes, collectively referred to as the senior notes in this prospectus. Each guarantee ranks equally in right of payment with the guarantor’s existing and future unsecured indebtedness, including any guarantee by such guarantor of obligations under any U.S. senior credit facility or under our senior notes, as described under “— Guarantees.”
          A “U.S. senior credit facility” is one or more debt facilities providing for senior revolving credit loans, senior term loans and/or letters of credit to the company and/or one or more domestic subsidiaries, as borrower or borrowers and guarantors thereunder (including, without limitation, the U.S. Credit Agreement (as defined below)), as amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time, including increasing the amount of available borrowings thereunder or adding other domestic subsidiaries as additional borrowers and/or guarantors thereunder, with respect to all or any portion of the indebtedness under such facilities or any successor or replacement facilities and whether with the same or any other agent, lender or group of lenders; provided, that no such debt facility that otherwise complies with the definition shall cease to be a U.S. senior credit facility solely as a result of a foreign subsidiary becoming a borrower or guarantor thereunder.
          The “U.S. Credit Agreement” is the Third Amended and Restated Credit Agreement dated as of October 31, 2007, by and among General Cable Industries, Inc., as borrower, the company and certain other subsidiaries, as guarantors and/or additional borrowers, the lenders party thereto from time to time, the issuing banks party thereto from time to time and GE Business Financial Services, Inc., as swingline lender, administrative agent for the lenders and collateral agent for the secured parties, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, as amended, amended and restated, supplemented or otherwise modified from time or time.
          The notes will bear cash interest at the rate of 0.875% per year. Interest on the notes will accrue from the most recent date to which interest has been paid or provided for. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year to holders of record at the close of business on the May 1 or the November 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date through the day before the applicable interest payment date (or fundamental change purchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day, and no interest on such payment will accrue or be payable for the period from and after the date on which such payment is due to such next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months.

A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.
          Interest will cease to accrue on a note upon its maturity, conversion or purchase by us upon the occurrence of a fundamental change. We may not reissue a note that has matured or been converted, has been purchased by us or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.
          Holders may, at their option, require us to purchase the notes for cash if we experience a fundamental change, as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”
          Holders may convert their notes prior to maturity based on an initial conversion rate of 19.8560 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $50.36 per share, only if the conditions for conversion are satisfied. See “— Conversion Rights.” Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The trustee is the initial conversion agent and registrar. No service charge will be made for any registration of transfer or conversion of notes. However, we may require the holder to pay any transfer tax or similar governmental charge payable as a result of any transfer or exchange to a person other than the holder.
Ranking
          The notes are our unsecured senior obligations and rank equally in right of payment with all of our existing and future unsubordinated indebtedness and senior to any future indebtedness that is expressly subordinated to the notes. The notes are effectively subordinated to our existing and any future secured indebtedness, including obligations under our senior secured credit facility, to the extent of the value of the assets securing such indebtedness and effectively subordinated to the indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.
          The indenture does not limit the amount of additional indebtedness which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay compensation to the trustee as agreed in writing and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.
Guarantees
          The notes are guaranteed by each of our subsidiaries that is a borrower or a guarantor under any U.S. senior credit facility or under the senior notes.
          Each guarantee of the notes:
•	is a general unsecured obligation of the guarantor;

•	is equal in right of payment to all existing and future unsecured indebtedness of the guarantor;

•	is effectively subordinated to all secured indebtedness of such guarantor to the extent of the value of the assets securing such indebtedness; and

•	is senior in right of payment to any future indebtedness of the guarantor that is expressly subordinated to the guarantee of the guarantor.
          Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay their debt and other obligations (including trade payables) before they will be able to distribute any of their assets to us.

          The obligations of each guarantor under its guarantee will be limited as necessary, after giving effect to all other liabilities of such guarantors (including, without limitation, certain obligations under a U.S. senior credit facility) and after giving effect to the amount of any contribution received from any other guarantor pursuant to the contribution obligations in the indenture, to prevent that guarantee from constituting a fraudulent conveyance under applicable law.
          If any “Restricted Subsidiary,” as defined in the indentures governing the senior notes, referred to as a Restricted Subsidiary in this prospectus (including any Restricted Subsidiary formed or acquired after the date of the indenture), shall become a borrower or guarantor under any U.S. senior credit facility or the senior notes, then such Restricted Subsidiary shall (i) execute and deliver to the trustee a supplemental indenture in form and substance satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of our obligations under the notes and the indenture on the terms set forth in the indenture and (ii) deliver to the trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. If at any time the senior notes are not outstanding, all references to “Restricted Subsidiary” shall be changed to and deemed to be a reference to “subsidiary.”
          Notwithstanding the foregoing, any guarantee by a subsidiary will provide by its terms that it shall be automatically and unconditionally released and discharged:
          (1) upon any sale or other disposition of all or substantially all of the assets of such subsidiary (including by way of merger or consolidation or any sale of all of the capital stock of that subsidiary) to a person that is not the company or a subsidiary of the company; or
          (2) if such subsidiary ceases to be a borrower or guarantor under any U.S. senior credit facility or under any of the senior notes (other than by reason of a payment under a guarantee by any subsidiary).
Interest
General
          The notes will bear interest at a rate of 0.875% per year. We will pay interest semiannually in arrears in cash on May 15 and November 15 of each year to the holders of record at the close of business on the preceding May 1 and November 1, respectively; provided, however, that accrued and unpaid interest payable upon a purchase by us upon a fundamental change will be paid to the person to whom principal is payable, unless the fundamental change purchase date is after a record date and on or prior to the related interest payment date, in which case accrued and unpaid interest to, but excluding, the fundamental change purchase date shall be paid on such interest payment date to the record holder as of the record date.
          In general, we will not pay accrued and unpaid interest on any notes that are surrendered for conversion. If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note to the person who was the record holder of the note at the close of business on the record date. A holder who surrenders the note for conversion after the close of business on the record date must pay to the conversion agent upon surrender of the note an amount equal to the interest payable on such next succeeding interest payment date on the portion of the note being converted, provided that no such payment need be made:
•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to the note.

          Except as provided below, we will pay interest on:
•	the global note to DTC in immediately available funds;

•	any certificated notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes; and

•	any certificated notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those notes.
          At maturity, interest on outstanding certificated notes will be payable at the office of the trustee as set forth in the indenture. We will make payments of interest at maturity on outstanding global notes to DTC in immediately available funds.
Conversion Rights
General
          Holders may convert their notes prior to maturity based on an initial conversion rate of 19.8560 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $50.36 per share, only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, if applicable, at our option as described below, shares of our common stock upon conversion. The conversion rate per $1,000 principal amount of notes in effect at any given time is referred to as the applicable conversion rate in this prospectus and will be subject to adjustment as described below. The “applicable conversion price” per share of common stock as of any given time is equal to $1,000 divided by the then applicable conversion rate, rounded to the nearest cent. A note for which a holder has delivered a fundamental change purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.
          Upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:
•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, referred to as the remaining shares in this prospectus, equal to the sum of the daily share amounts, as defined below, for each of the 20 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect events occurring during the conversion reference period that would result in a conversion rate adjustment, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.
          The “conversion value” means the average of the daily conversion values, as defined below, for each of the 20 consecutive trading days of the conversion reference period.
          The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price (as defined below) of our common stock on each such trading day; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in clause (2) will be the cash price per share received by holders of our common stock in such change of control.
          The “conversion reference period” means:

•	for notes that are converted during the one month period prior to the maturity date of the notes, the 20 consecutive trading days preceding and ending on the maturity date, subject to any extension due to a market disruption event; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.
          The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.
          The “daily share amount” means, for each trading day during the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:
(volume weighted average price per share for such trading day × applicable conversion rate) – $1,000 volume weighted average price per share for such trading day × 20
          The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page BGC ‘equity’ VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.
          A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange is open for trading, or, if our common stock is not listed on the New York Stock Exchange, any day on which the NASDAQ Global Market is open for trading, or, if our common stock is neither listed on the New York Stock Exchange nor quoted on the NASDAQ Global Market, any day on which the principal national securities exchange on which our common stock is listed is open for trading, or, if the common stock is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.
          A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.
          On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash, referred to as the cash percentage in this prospectus. If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage; (2) the daily share amount for such trading day; and (3) the volume weighted average price of our common stock on such trading day (provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change of control). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.
          A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the 20 consecutive trading days of the conversion reference period, rounding to the nearest whole cent.

          The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than ten business days after the later of such dates.
          We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the notes are converted. If we do not have sufficient cash on hand at the time of conversion, we may have to borrow funds under our senior secured credit facility or raise additional funds through other debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions and other factors, some of which are beyond our control. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion.
          The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.
Conversion Based on Common Stock Price
          Holders may surrender notes for conversion on any business day in any calendar quarter commencing at any time after March 31, 2007, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the applicable conversion price per share of common stock on the last day of such preceding calendar quarter, referred to as the conversion trigger price in this prospectus.
          The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange, or, if our common stock is not listed on the New York Stock Exchange, as reported by the NASDAQ Global Market, or, if our common stock is not quoted on the NASDAQ Global Market, as reported by the principal national securities exchange on which our common stock is listed, or otherwise as provided in the indenture.
          The conversion trigger price immediately following issuance of the notes is $65.47, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate as described under “— Conversion Procedures” below.
          The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after March 31, 2007 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.
Conversion Based on Trading Price of Notes
          Holders may also surrender notes for conversion on any business day during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the then applicable conversion rate, referred to as the trading price condition in this prospectus.
          The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate.
          In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than 98% of the product of the closing price of our common stock and the then applicable conversion rate.
Conversion Upon Occurrence of Specified Corporate Transactions
Conversions Upon Certain Distributions
          If we elect to:
•	distribute to all holders of our common stock any rights entitling them to purchase, for a period expiring within 45 days of distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock; or

•	distribute to all holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution; provided, that if we distribute rights pursuant to a stockholder rights agreement, we will notify the holders of the notes on the business day after we are required to give notice generally to our stockholders pursuant to such stockholder rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the above specified distributions if the holder will otherwise participate in such distribution. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.
Conversions Upon Specified Events
          If we are party to any transaction or event (including, but not limited to, any consolidation, merger or binding share exchange, other than changes resulting from a subdivision or combination) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until the earlier of 15 days after the actual date of such transaction or the date that we announce that such transaction will not take place. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the effective date of such transaction or, if such transaction also constitutes a fundamental change, no later than the date we provide notice of the occurrence of the fundamental change).
          If such transaction also constitutes a fundamental change, the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” In addition, if a transaction described in clause (1), (2) or (4) of the definition of “change of control” occurs, we will adjust the conversion rate for the notes tendered for conversion in connection with the fundamental change transaction, as described under “— Determination of Make Whole Premium.”
          Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.
Conversion Upon a Fundamental Change
          We will notify the holders of notes and the trustee at least 15 days prior to the anticipated effective date of any fundamental change, as defined below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change,” that we know or reasonably should know will occur, referred to as a fundamental change conversion notice in this prospectus. If we do not know, or should not reasonably know, that a fundamental change will occur until the date that is within 15 days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change. Holders may surrender notes for conversion at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date.
Conversion at Maturity
          Holders may surrender notes for conversion at any time beginning on October 15, 2013 and ending at close of business on the business day immediately preceding the maturity date.
Conversion Procedures
          To convert a note, a holder must:
•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which a holder is not entitled; and

•	if required, pay all transfer or similar taxes.
          On conversion of a note, a holder will receive the payment described under “— Conversion Rights” above. On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by the consideration paid upon conversion. Delivery to the holder of the cash consideration and any remaining shares (or any cash in lieu thereof) upon conversion of such holder’s notes as described above under “— Conversion Rights,” together with any cash payment of such holder’s fractional shares, will thus be deemed:
•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.
          As a result, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:
•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
          We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.
          The conversion rate will not be adjusted for accrued and unpaid interest.
          We will adjust the conversion rate for certain events, including:
     (1) the issuance of our common stock as a dividend or distribution to holders of our common stock;
     (2) subdivisions and combinations of our common stock;
     (3) the distribution to all holders of our common stock of any rights entitling them to purchase, for a period expiring within 45 days of distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;
     (4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities (but excluding any issuance of those rights referred to in clause (3) above, dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph, or dividends or distributions paid exclusively in cash for which adjustment is made pursuant to clause (5) below);
     (5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and
     (6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.
          In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange, the NASDAQ Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.
          In the case of the following events (each referred to as a business combination in this prospectus):

•	any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) as a result of a subdivision or combination;

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries; or

•	any statutory share exchange;
in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that a holder will not receive any additional cash or shares of common stock that would have resulted from the adjustment to the conversion rate as described under “— Determination of Make Whole Premium” if such holder does not convert its notes “in connection with” the relevant fundamental change (as defined below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”).
          In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earlier of (a) the deadline for elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by issuing a press release, or providing other notice deemed appropriate by us, and by providing a copy of such notice to the trustee. In the event the effective date is delayed more than ten days beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of the business combination.
          In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:
•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights plan; or

•	the termination or invalidation of such rights.
          Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable, but for the date of conversion, to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.
          The indenture permits us to increase the conversion rate, to the extent permitted by law and subject to stockholder approval requirements, if any, of any relevant national securities exchange or automated dealer quotation system, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.
          We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.
          Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release or otherwise publicly disclose this information and use our reasonable efforts to post such information on our website.
          Notwithstanding the foregoing, the conversion rate shall not exceed 25.3164 shares per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above under “— Conversion Rights — Conversion Procedures” above.
Determination of Make Whole Premium
          If a transaction described in clauses (1), (2) or (4) of the definition of change of control (as set forth under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”) occurs on or prior to the maturity date, and a holder elects to convert its notes in connection with such transaction, we will pay a make whole premium by increasing the applicable conversion rate for the notes surrendered for conversion if and as required below. A conversion of notes will be deemed for these purposes to be “in connection with” such a transaction if the notice of conversion is received by the conversion agent from and including the effective date of such transaction and prior to and including the close of business on the business day prior to the fundamental change purchase date of such transaction as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of notes upon conversion.
          Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid, or deemed paid, per share of our common stock in such transaction, subject to adjustment as described below. If the holders of our common stock receive only cash in the fundamental change transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing sale prices of our common stock for each of the ten consecutive trading days prior to, but excluding, the effective date.

          The following table sets forth the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below:
Make Whole Premium (Increase in Applicable Conversion Rate)

Stock Price on	Effective Date
Effective Date	11/15/09	11/15/10	11/15/11	11/15/12	11/15/13
$39.50	5.4604	5.4604	5.4604	5.4604	5.4604
$45.00	4.3046	4.2061	3.9772	3.4891	2.3662
$50.00	3.3491	3.1912	2.8922	2.3095	0.1440
$60.00	2.1130	1.9114	1.5833	1.0194	0.0000
$70.00	1.3931	1.1960	0.9047	0.4634	0.0000
$80.00	0.9523	0.7779	0.5376	0.2215	0.0000
$90.00	0.6687	0.5204	0.3309	0.1118	0.0000
$100.00	0.4791	0.3570	0.2094	0.0634	0.0000
$110.00	0.3496	0.2491	0.1346	0.0395	0.0000
$120.00	0.2577	0.1753	0.0887	0.0262	0.0000

*	The original issue date of the notes.
          The actual stock price and effective date may not be set forth in the table above, in which case:
•	If the actual stock price on the effective date is between two stock price amounts in the table or the actual effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 365-day year;

•	If the actual stock price on the effective date exceeds $120.00 per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made; and

•	If the actual stock price on the effective date is less than $39.50 per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made.
          The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “— Conversion Rights — Conversion Procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.
          Notwithstanding the foregoing, the conversion rate shall not exceed 25.3164 shares per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above under “— Conversion Rights — Conversion Procedures” above.
          Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies and may not be enforceable.
Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change
          In the event of a fundamental change, as defined below, each holder of notes will have the right to require us to purchase for cash all of such holder’s notes, or any portion thereof in integral multiples of $1,000, on the date, referred to as the fundamental change purchase date in this prospectus, that is 30 business days after the later of the effective date of the fundamental change and the date we give notice of the fundamental change, at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date but prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant regular record date.

          Within 30 days after we know or reasonably should know of the occurrence of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, stating among other things, the occurrence of a fundamental change and of their resulting purchase right, referred to as an issuer fundamental change notice in this prospectus. We must also deliver a copy of our notice to the trustee and the paying agent.
          In order to exercise the purchase right upon a fundamental change, a holder must deliver by the close of business on the business day prior to the fundamental change purchase date a “fundamental change purchase notice” stating, among other things:
•	if the notes are in certificated form, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.
          If the notes are not in certificated form, a fundamental change purchase notice must comply with appropriate DTC procedures.
          A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of notes delivers a fundamental change purchase notice, it may not thereafter surrender those notes for conversion unless the fundamental change purchase notice is withdrawn. The notice of withdrawal shall state:
•	the principal amount being withdrawn, which must be $1,000 or an integral multiple of $1,000;

•	if the notes are in certificated form, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remains subject to the fundamental change purchase notice.
          If the notes are not in certificated form, a withdrawal notice must comply with appropriate DTC procedures.
          In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:
•	comply with the provisions of the tender offer rules under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act in this prospectus, that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.
          Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered by a holder and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsement, to the paying agent at any time after delivery of the fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note, together with necessary endorsements.
          If the paying agent holds funds sufficient to pay the fundamental change purchase price of the note on, or the business day following, the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, whether or not the note is delivered to the paying agent:

•	such note will cease to be outstanding;

•	interest on such note will cease to accrue; and

•	all rights of the holder of such note will terminate except the right to receive the fundamental change purchase price upon delivery of the note.
          A “fundamental change” will be deemed to occur upon a change of control or a termination of trading, each as defined below.
          A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred (whether or not approved by our board of directors):
     (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% or more of the total voting power of all our outstanding voting stock; or
     (2) we consolidate with, or merge with or into, another person (other than a wholly owned Restricted Subsidiary) or we and/or one or more of our Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our and the Restricted Subsidiaries’ assets (determined on a consolidated basis) to any person (other than us or a wholly owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the person or persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, voting stock representing a majority of the total voting power of all of our outstanding voting stock, “beneficially own or owns” (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person; or
     (3) during any consecutive two-year period, the continuing directors cease for any reason to constitute a majority of our board of directors; or
     (4) the adoption of a plan of liquidation or dissolution of the company.
          For purposes of this definition, “continuing directors” means, as of any date of determination, any member of our board of directors who was (a) a member of such board of directors on November 15, 2006 or (b) nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.
          Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock and any associated rights listed on a United States national securities exchange or quoted on a national automated dealer quotation system, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock.
          A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is not listed for trading on a United States national securities exchange, quoted on a national automated dealer quotation system, or approved for trading on an established automated over-the-counter trading market in the United States.

          Clause (2) of the definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.
          In some circumstances, the fundamental change repurchase feature of the notes may make it more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature was the result of negotiations between us and the underwriters in connection with the public offering of the notes.
          We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.
          The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may materially adversely affect holders. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for all the notes that might be delivered by holders of notes seeking to exercise the fundamental change purchase right. Furthermore, payment of the fundamental change purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to repurchase the notes when required would result in an event of default under the indenture. Any such default may, in turn, cause a default under other indebtedness.
Events of Default and Acceleration
          The following will be events of default under the indenture:
•	default in the payment of any principal amount or fundamental change purchase price, including any make whole premium, due and payable, whether at the final maturity date, upon purchase, acceleration or otherwise;

•	default in the payment of any interest under the notes, which default continues for 60 days;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days;

•	failure to provide an issuer fundamental change notice within the time required to provide such notice;

•	failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	a default or defaults under the terms of one or more instruments evidencing or securing indebtedness of the company or any of the Restricted Subsidiaries having an outstanding principal amount of greater than $50,000,000 individually or in the aggregate, which default (A) is caused by a failure to pay at final maturity principal on such indebtedness within the applicable express grace period, (B) results in the acceleration of such indebtedness prior to its express final maturity or (C) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such indebtedness;

•	a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or a guarantee is found to be invalid or a guarantor denies its liability under its guarantee or gives notice to that effect (other than by reason of release of the guarantor in accordance with the terms of the indenture); and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.
          If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to us or any significant subsidiary, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable. Any declaration with respect to the notes may be rescinded or annulled by the holders of a majority in aggregate principal amount of the outstanding notes if all defaults and events of default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture, and certain other conditions specified in the indenture are satisfied.
Consolidation, Mergers or Sales of Assets
          We shall not consolidate with or merge with or into (whether or not we are the surviving person) any other entity and we shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our and the Restricted Subsidiaries’ assets (determined on a consolidated basis for us and the Restricted Subsidiaries) to any person in a single transaction or series of related transactions, unless:
     (1) either (A) we shall be the surviving person or (B) the surviving person (if other than us) shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture to be performed or observed on the part of the company; and
     (2) immediately thereafter, on a pro forma basis after giving effect to such transaction, no event of default shall have occurred and be continuing.
          For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the assets of one or more subsidiaries, the capital stock of which constitute all or substantially all of our assets, shall be deemed to be the transfer of all or substantially all of our assets.
          There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a conveyance, transfer, lease or other disposition of less than all of our assets.
          Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of the company, permitting each holder to require us to purchase the notes of such holder or to convert their notes each as described above.
Modification and Waiver
          We, the guarantors and the trustee may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:
•	alter the manner of calculation or rate of accrual of interest on the note, reduce the rate of interest on the note, or change the time of payment of any installment of interest;

•	change the stated maturity of the note;

•	make the note payable in money or securities other than that stated in the note;

•	reduce the principal amount or fundamental change purchase price (including any make whole premium payable) with respect to the note;

•	make any change that adversely affects the rights of a holder to convert the note in any material respect;

•	make any change that adversely affects the right to require us to purchase the note in any material respect;

•	change the provisions in the indenture that relate to modifying or amending the indenture or waiving any past defaults in the payment of principal, premium, if any, or interest on the notes;

•	cause the notes to be subordinate in right of payment to any of our other indebtedness, or to cause the guarantees to become subordinate in right of payment to any other indebtedness of the guarantors, other than with respect to the effective subordination of the notes to our senior secured credit facility (but only to the extent of the value of the assets securing such senior secured credit facility);

•	change our obligation to pay additional interest;

•	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture; or

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note.
          Without providing notice to or obtaining the consent of any holder of notes, we, the trustee and the guarantors may amend the indenture:
•	to evidence a successor to us or any guarantor and the assumption by that successor of our or the guarantor’s obligations under the indenture and the notes;

•	to add to our or a guarantor’s covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us or any guarantor;

•	to secure our or a guarantor’s obligations in respect of the notes, or to add or release a guarantor of the notes in accordance with the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to maintain qualification of the indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the indenture or otherwise;

•	to provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the indenture in the event of a merger, consolidation or transfer of assets;

•	to increase the conversion rate (a) in accordance with the terms of the notes or (b) provided that the increase will not adversely affect the interests of holders;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture;

•	to allow any guarantor to execute a supplemental indenture or guarantee;

•	to provide for uncertificated notes in addition to certificated notes;

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect; or

•	to conform the indenture to the description of notes contained in the prospectus pursuant to which the notes were offered initially.
          The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:
•	waive compliance by us or any guarantor with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default or event of default under the indenture and its consequences, except a default or event of default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note, or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.
Discharge of the Indenture
          We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing (or causing a guarantor to deposit) with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all amounts due under the outstanding notes and paying all other sums payable under the indenture.
Calculations in Respect of Notes
          We are responsible for making all calculations called for under the notes, except for those necessary to determine if the notes are convertible based on the price of our common stock (which are made by the conversion agent on our behalf). See “— Conversion Rights — Conversion Based on Common Stock Price.” These calculations include, but are not limited to, determination of the average trading prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee upon the trustee’s request and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law
          The indenture, the notes and the guarantees are governed by, and construed in accordance with, the law of the State of New York.
Information Concerning the Trustee
          U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
          The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to U.S. and non-U.S. holders who acquire such shares pursuant to this offering.
          The following discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, referred to as the IRS in this prospectus, and other applicable authorities, all of which are subject to change (possibly with retroactive effect).
          This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of that investor’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local, or non-U.S. taxes. This discussion deals only with shares of our common stock held as “capital assets,” within the meaning of Section 1221 of the Code, and does not purport to be applicable to special categories of investors, such as banks, financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities that elect to market their securities holdings, persons subject to the alternative minimum tax, entities classified as partnerships, controlled foreign corporations or passive foreign investment companies for U.S. federal income tax purposes, pass-through entities, certain former citizens or long-term residents of the United States subject to tax as expatriates, persons holding our common stock through a “hybrid entity,” or persons holding our common stock as a hedge against currency risks, as a position in a “straddle” or as part of a “wash sale,” “hedging,” “conversion,” “constructive sale,” or “integrated” transaction for tax purposes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
          THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR U.S. AND NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME, ESTATE AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.
U.S. Holder of Common Stock
          For purposes of this summary, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income and estate tax purposes:
•	a citizen or resident of the United States;

•	a corporation or other entity subject to tax as a corporation for such purposes that is created or organized under the laws of the United States or any political subdivision thereof (except for certain non-U.S. entities taxed as U.S. corporations under specialized sections of the Code);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for such purposes.
          If a partnership (including any entity or arrangement treated as a partnership for tax purposes) owns our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In the case of certain trusts, the tax treatment of a beneficiary of the trust will depend on the status of the beneficiary. Partners in a partnership and beneficiaries of a trust that owns our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.
Dividends
          Except for certain stock dividends which may be received in non-taxable distributions, a distribution which we make to a U.S. holder with respect to its shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the U.S. holder’s shares of our common stock, as capital gain from the sale or exchange of such stock.
          For taxable years beginning before January 1, 2011, dividends paid to an individual or other noncorporate holder will be taxed at special reduced rates, the maximum U.S. federal tax rate being 15%, provided that the holder satisfies certain holding period requirements.
          Corporate holders will generally be entitled to a deduction equal to 70% of distributions which are treated as dividends on the common stock. However, these holders will not be entitled to this deduction with respect to amounts treated as a return of capital or capital gain. In addition, the benefit of this deduction may be reduced by the corporate alternative minimum tax. This dividends received deduction is subject to various limitations, which, among other things, require a certain holding period and restrict the availability of the deduction if the stock is “debt-financed.” Corporate holders should consult their tax advisors as to their eligibility for this deduction.
Sale, Redemption or Other Taxable Disposition of Common Stock
          Except in certain circumstances described below, upon a sale or other taxable disposition of the common stock, a U.S. holder generally will recognize capital gain or loss for U.S. federal income tax purposes. The amount of this gain or loss will be measured by the difference between:
•	the sum of the amount of cash and the fair market value of any property received upon the sale or other taxable disposition of the common stock, and

•	the holder’s adjusted tax basis in the common stock being sold or disposed of.
          This gain or loss will be long-term capital gain or loss if the holding period for such common stock is more than one year. Noncorporate U.S. holders generally should qualify for a maximum tax rate of 15% with respect to long-term capital gain (subject to higher rates which are scheduled to take effect under current law for taxable years beginning on or after January 1, 2011), and corporate holders will generally be subject to tax at a maximum rate of 35%. Capital losses are used to offset capital gains. However, for noncorporate taxpayers, capital losses in excess of capital gains for the loss year are allowed as a deduction against ordinary income, up to the lesser of $3,000 or the amount of the excess. Unused capital losses may be carried forward indefinitely by a noncorporate taxpayer. A holder’s tax basis in the common stock will generally be the price which the holder paid for the stock, subject to applicable adjustments (if any), such as reduction for a return of capital distribution on the common stock.
          Redemption of common stock may be treated either as a distribution or as a sale. A redemption of common stock will be treated as a sale if all of the holder’s interest in the corporation is redeemed or certain other tests are met which generally involve a sufficient reduction in the holder’s interest (including deemed interest under certain constructive ownership rules) in the corporate issuer of the stock. If the transaction is treated as a sale, then the tax treatment of the holder will follow that which is described above with respect to the sale of stock. Alternatively, the entire amount of the cash or property received on a redemption may be treated as a distribution. This treatment will be applied without an offset of the holder’s tax basis in the redeemed shares. Rather, all of the redemption proceeds will be treated in the same manner as distributions described above. The holder’s basis in the redeemed common stock, to the extent not reduced through a return of capital distribution, will be transferred to the holder’s remaining shares of our common stock.

Information Reporting and Backup Withholding
          Information reporting requirements generally will apply to certain U.S. holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Department Regulations, a U.S. holder of common stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U S. federal income tax liability (and may entitle the U.S. holder to a refund) provided that the required information is furnished to the IRS.
Non- U.S. Holder of Common Stock
          As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a U.S. holder as described above.
Dividends
          In general, any distributions which we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate.
          A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.
          Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).
Gain on Sale or Other Disposition of Common Stock
          In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:
•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of distribution and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S.

holder’s holding period of our common stock and the non-U.S. holder has held (directly or by attribution) more than 5% of our common stock during that time period.
          Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock (and certain other conditions are met) will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.
Backup Withholding, Information Reporting and Other Reporting Requirements
          We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.
          A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).
          Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).
          Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF ANY COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION
          We will issue shares of our common stock in connection with the conversion of the notes and guarantees. Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “BGC.”

LEGAL MATTERS
          The validity of the common stock issuable upon conversion of the notes will be passed upon for us by Blank Rome LLP, Philadelphia, Pennsylvania.
EXPERTS
          The consolidated financial statements and the related financial statement schedule for the year ended December 31, 2008 incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on August 12, 2009, and the effectiveness of our internal control over financial reporting incorporated into this prospectus by reference from our Annual Report on Form 10-K filed with the SEC on March 2, 2009, as amended by Amendment No. 1 to Form 10-K filed with the SEC on May 8, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph regarding the retrospective application of Financial Accounting Standards Board (FASB) Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement), FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, and Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, which became effective January 1, 2009 and the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109, in 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2006 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the common stock issuable upon conversion of the notes and guarantees. This registration statement will be effective immediately upon filing with the SEC. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.generalcable.com. This is an inactive hyperlink, and information on our website is neither a part of, nor is it incorporated by reference into, this prospectus.
          You may also read and copy any document we file with the SEC at its public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Because our common stock is listed on the New York Stock Exchange, you may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          Any document incorporated by reference into this prospectus is considered part of this prospectus from the date we file that document. Any documents filed by us with the SEC after the date of this prospectus form a part of and, before the date that the offering of the securities is terminated or expires, will automatically update and, where applicable, supersede, any information contained in this prospectus or incorporated by reference into this prospectus (other than any information contained in our Current Reports on Form 8-K that have been furnished to the SEC, which information is not incorporated by reference into this prospectus and should not update or supersede any information contained herein).

          We incorporate by reference into this prospectus the following documents filed with the SEC:
•	Our Annual Report on Form 10-K (File No. 1-12983) for the year ended December 31, 2008, filed on March 2, 2009, including the portion of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders (File No. 1-12983), filed April 17, 2009, specifically incorporated by reference into Items 10 (Directors and Executive Officers of the Registrant), 11 (Executive Compensation), 12 (Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters), 13 (Certain Relationships and Related Transactions) and 14 (Principal Accounting Fees and Services) thereof, as amended by Amendment No. 1 to Annual Report on Form 10-K (File No. 1-12983) for the year ended December 31, 2008, filed on May 8, 2009, and as adjusted in our Current Report on Form 8-K filed on August 12, 2009.

•	Our Quarterly Report on Form 10-Q (File No. 1-12983) for the quarterly period ended April 3, 2009, filed on May 8, 2009.

•	Our Quarterly Report on Form 10-Q (File No. 1-12983) for the quarterly period ended July 3, 2009, filed on August 12, 2009.

•	Our Current Reports on Form 8-K (File No. 1-12983) filed with the SEC on June 1, 2009, August 12, 2009 and September 3, 2009 (other than any information contained in these reports that has been furnished to the SEC, which information is not incorporated by reference into this prospectus).

•	The description of our common stock, filed in our Registration Statement on Form 8-A (File No. 1-12983), filed on May 13, 1997, pursuant to Section 12(b) of the Exchange Act as incorporated by reference from our registration statement on Form S-1 (File No. 333-22961), filed on March 7, 1997, as amended, and any amendment or report filed for the purpose of updating such description.

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this registration statement (other than any information contained in Current Reports on Form 8-K that has been furnished to the SEC, which information is not incorporated by reference into this prospectus).
          We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of the filed documents referred to above, excluding exhibits, unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President of Investor Relations, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone (859) 572-8000.

General Cable Corporation
8,987,322 Shares of Common Stock
Prospectus

September 30, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses of Issuance and Distribution.

SEC registration fee	$0
Printing and engraving	0
Accounting fees and expenses	25,000	*
Legal fees and expenses	100,000	*
Trustee’s fees and expenses	0
Miscellaneous	0

Total	$125,000

*	Estimated solely for the purpose of this Item. Actual expenses may be more or less.
Item 15.     Indemnification of Directors and Officers.
          Pursuant to the authority conferred by Section 102 of the Delaware General Corporation Law, as amended (the “DGCL”), Article VII of the Registrant’s amended and restated certificate of incorporation contains provisions which eliminate personal liability of members of the Registrant’s board of directors for violations of their fiduciary duty of care. Neither the DGCL nor the Registrant’s amended and restated certificate of incorporation, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the DGCL, or obtaining an improper personal benefit. Article VII of the Registrant’s amended and restated certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
          In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Article XIV of the Registrant’s amended and restated by-laws provides that the Registrant is obligated to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant in which such person has been adjudged liable to the Registrant) by reason of the fact that he is or was a director, officer or employee of the Registrant, or is or was a director, officer or employee of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Registrant in which a claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, such person shall be indemnified only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought has determined that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
          The Registrant currently maintains insurance policies that provide coverage pursuant to which it will be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

Item 16.     Exhibits.

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-22961) of the Company filed on March 7, 1997, as amended (the “Initial S-1”)).

4.2	Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Post Effective Amendment No. 1 to the Form S-4 (File No. 333-143017) of the Company filed on June 11, 2007).

4.3	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3 to the Form 8-K of the Company filed on December 19, 2008 (File No. 1-12983)).

4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Initial S-1).

4.5	Certificate of Designations (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on December 12, 2003 (File No. 1-12983)).

4.6	Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on November 16, 2006 (File No. 1-12983)).

4.7	Form of Senior Convertible Note due 2013 (included in Exhibit 4.6).

4.8	Form of Guarantee of obligations under 0.875% Senior Convertible Notes due 2013 (included in Exhibit 4.6).

4.9	First Supplemental Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on November 1, 2007 (File No. 1-12983)).

4.10	Second Supplemental Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on April 21, 2008 (File No. 1-12983)).

4.11	Third Supplemental Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on September 3, 2009 (File No. 1-12983)).

5.1	Opinion of Blank Rome LLP. *

23.1	Consent of Deloitte & Touche LLP. *

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1). *

24.1	Power of Attorney (included in the signature page).

*	Filed herewith.
Item 17.     Undertakings.
          The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that:
          Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          (8) That, the undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on the 30th day of September, 2009.

General Cable Corporation
By:	/s/ Robert J. Siverd
Robert J. Siverd
Executive Vice President, General Counsel And Secretary

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Siverd and Brian J. Robinson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and the requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities of General Cable Corporation and on the dates indicated:

Signatures	Title	Date
/s/ Gregory B. Kenny Gregory B. Kenny	Director, President and Chief Executive Officer (Principal Executive Officer)	September 30, 2009

/s/ Brian J. Robinson Brian J. Robinson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 30, 2009

/s/ Robert J. Siverd Robert J. Siverd	Executive Vice President, General Counsel and Secretary	September 30, 2009

/s/ Gregory E. Lawton	Director	September 30, 2009
Gregory E. Lawton

/s/ Craig P. Omtvedt	Director	September 30, 2009
Craig P. Omtvedt

/s/ Robert L. Smialek	Director	September 30, 2009
Robert L. Smialek

/s/ John E. Welsh, III	Director	September 30, 2009
John E. Welsh, III

EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-22961) of the Company filed on March 7, 1997, as amended (the “Initial S-1”)).

4.2	Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Post Effective Amendment No. 1 to the Form S-4 (File No. 333-143017) of the Company filed on June 11, 2007).

4.3	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3 to the Form 8-K of the Company filed on December 19, 2008 (File No. 1-12983)).

4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Initial S-1).

4.5	Certificate of Designations (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on December 12, 2003 (File No. 1-12983)).

4.6	Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on November 16, 2006 (File No. 1-12983)).

4.7	Form of Senior Convertible Note due 2013 (included in Exhibit 4.6).

4.8	Form of Guarantee of obligations under 0.875% Senior Convertible Notes due 2013 (included in Exhibit 4.6).

4.9	First Supplemental Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on November 1, 2007 (File No. 1-12983)).

4.10	Second Supplemental Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on April 21, 2008 (File No. 1-12983)).

4.11	Third Supplemental Indenture for 0.875% Senior Convertible Notes due 2013 among General Cable Corporation, certain guarantors and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Form 8-K of the Company filed on September 3, 2009 (File No. 1-12983)).

5.1	Opinion of Blank Rome LLP. *

23.1	Consent of Deloitte & Touche LLP. *

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1). *

24.1	Power of Attorney (included in the signature page).

*	Filed herewith.